Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of March 10, 2020, between iBio, Inc., a Delaware corporation (the “Company”), and Thomas F. Isett, an individual resident of the State of Maryland (“Executive”). The Company and Executive, intending to be legally bound, agree as follows:

1.                   Representations and Warranties. Executive represents and warrants to the Company that (a) he is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind (written, oral or otherwise) that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment with the Company or the performance of all duties and services hereunder to the fullest extent of Executive’s ability and knowledge; (b) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Agreement; and (c) this Agreement is binding upon and enforceable against Executive. The Company represents and warrants to Executive that (x) the Company has full power and capacity to execute and deliver, and to perform all of its obligations under, this Agreement; (y) the Company has obtained all approvals, consents, and authorizations required by the Company in order to enter into and perform its obligations under this Agreement; and (z) this Agreement is binding upon and enforceable against the Company.

2.                   Duties. Executive will have the titles of Chief Executive Officer and Executive Co-Chairman of the Board, and shall be responsible for all day to day management and operation of the business of the Company and such other duties and responsibilities as may be assigned, from time to time, by and subject to the direction of the Company’s Board of Directors (the “Board”). During the Term (as defined below), excluding any periods of vacation or sick leave to which Executive is entitled, (i) Executive will apply on a full-time basis all of his skill and experience to the performance of his duties, and (ii) Executive will devote as much time to the management of the business and affairs of the Company as is necessary for the proper conduct of the business and affairs of the Company. Executive may, upon approval by the Board, engage in certain limited non-competitive activities, and in charitable and civic activities. Executive will perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his duties and responsibilities and in accord with best practices within the Company’s industry.

3.                   Employment Term. Unless earlier terminated as provided herein, the initial term of this Agreement will be for a period of three (3) years, commencing on the date of this Agreement (the “Initial Term”); provided that thereafter this Agreement will be extended for additional one (1) year periods unless, no later than sixty (60) days prior to the expiration of the Initial Term or any such one (1) year extension period, as the case may be, either the Company or Executive provides notice to the other of its intent to terminate this Agreement upon the completion of the Initial Term or any such one (1) year extension period (the period of Executive’s employment by the Company under this Agreement will be referred to as the “Term”).

4.                   Compensation. In exchange for services rendered by Executive hereunder, the Company will provide Executive with the following compensation and benefits:

(a)                Base Salary. The Company will pay Executive a base salary at the annual rate of $490,000 (“Base Salary”), with annual increases (effective July 1 of each fiscal year of the Company beginning in 2021) to be mutually agreed upon by Executive and the Board not later than July 31 of each fiscal year of the Company. All Base Salary payments will be paid in the same manner and at the same time as salary payments are made to other employees of the Company. Executive’s Base Salary and other compensation paid to him from the Company (including all cash bonuses and severance payments) will be subject to such withholdings as may be required by law.

(b)                Signing Bonus. Upon the full execution and delivery of this Agreement by both parties, Executive will be paid a signing bonus in the amount of $450,000 in cash. Executive will be paid an additional signing bonus in the amount of $250,000 in cash on the first anniversary of this Agreement, provided Executive is then employed with the Company (and, as of such date, has not given notice of resignation or been provided with written notice of termination for Cause).

(c)                Annual Bonuses. For the Company’s fiscal year beginning July 1, 2019 and ending June 30, 2020, Executive will be paid a guaranteed bonus in the amount of $80,000, which bonus amount will be paid in cash on July 1, 2020. For all fiscal years beginning on or after July 1, 2020, Executive will be eligible for an incentive bonus (an “Incentive Bonus”) of up to 60% of his Base Salary. On or before July 31 of each Company fiscal year the Board and Executive shall determine mutually agreeable performance criteria by which the Incentive Bonus for such fiscal year shall be earned.

(d)                Performance Bonus. Executive will be awarded a cash bonus in the amount of 4.5% of the transaction consideration paid in connection with the consummation of a Change of Control Transaction during the Term; provided that such Change of Control Transaction results in the stockholders of the Company receiving (or being entitled to receive, whether upon the consummation of the Change of Control Transaction or at a future date) transaction consideration worth at least 120% of the average closing trading price of the Company’s securities during the 20 trading-day period immediately preceding the consummation of the Change of Control Transaction. For the purposes of this paragraph, “transaction consideration” means an amount of cash and the fair market value of stock, equity, securities or other property paid or set aside for payment to the stockholders of the Company in connection with the Change of Control Transaction. In addition, “transaction consideration” includes all contingent, conditional or deferred consideration paid or payable in connection with the Change of Control Transactions. The bonus paid pursuant to this paragraph is subject to such withholdings as may be required by law and will be paid within 10 days after the date of the consummation of the Change of Control Transaction.

(e)                Equity Grant. Upon the full execution and delivery of this Agreement by both parties, the Company will deliver to Executive a Stock Option Award Agreement (the “Award Agreement”) to purchase 975,000 shares of the Company’s common stock (the “Option Shares”), at the Company’s current trading price, which will be issued to Executive pursuant to the Plan. Such option shares will vest ratably over the 36-month period beginning on the date of this Agreement (1/36th per month) and will be deemed fully-vested upon any transaction or series of related transactions that constitutes a Change of Control Transaction (as defined below). In the event that sufficient shares for the foregoing option award are not available under the Plan or are not authorized by the Company as of the date of this Agreement, the Company will issue to Executive such number of option shares as are available or authorized on the date of this Agreement and, promptly, and in all events within fifteen (15) days of the date of this Agreement, take such action to amend the Plan and/or to authorize such shares as may be necessary in order to fulfill the obligations set forth in this Section 2(d). The Company will review the trading price of the Company’s common stock as of each of June 30, 2020 and June 30, 2021 (each, a “Pricing Date”) and if the average closing trading price of the Company’s securities during the 20 trading-day period immediately preceding a Pricing Date is below the then-current exercise price of the Option Shares granted under the Award Agreement (or any new Options Shares under an Award Agreement exchanged for the current Options Shares and Award Agreement), the Company will exchange the Option Shares and Award Agreement with new Option Shares under a new Award Agreement (but with the same vested amounts and remaining vesting schedule) with an exercise price equal to the then-current trading price as of such Pricing Date. For the avoidance of doubt, the exercise price of the Option Shares (or any new Option Shares issued in exchange of any Option Shares) could be adjusted multiple times, each on a Pricing Date; provided that any such adjustment or exchange after June 30, 2021 shall only occur at the discretion of the Board.

(f)                 Benefits. Executive will be offered the opportunity to participate in such medical and other employee benefit plans for which he is eligible as may be established from time to time by the Company for other executive employees; provided, that the Company shall pay the full cost of all medical, vision, and dental benefits provided to Executive and his family.

(g)                Holidays and Vacation. Executive will be entitled to be paid for holidays according to Company policy in effect from time to time. Four (4) weeks of vacation will be taken at such times and dates as will not interfere with his duties and responsibilities to the Company.

(h)                Car allowance. The Company will reimburse Executive on a monthly basis for all costs related to the use of one personal vehicle for business purposes (including maintenance and fuel costs), which reimbursement will not exceed $750 per month.

(i)                 Continuing Education. The Company will pay for all continuing education expenses incurred by Executive up to a maximum of $7,500 per year. Executive’s time spent in attendance at any continuing education will not be considered vacation time.

(j)                 Relocation Assistance. If the duties of the Executive require the Executive to relocate his primary resident to any state in which the Company maintains a physical office location, the Executive will notify the Board that he is required to relocate his primary residence, and the Board will approve of such relocation (such approval not to be unreasonably withheld). In connection with any such relocation, the Company will reimburse Executive for all reasonable and documented relocation expenses incurred by Executive and the members of his immediate household in moving to the new location, including, without limitation, moving expenses, rental payments for temporary living quarters in the area of relocation for a period not to exceed six months, real estate brokerage commissions incurred by Executive in connection with the sale of his then existing primary residence, and loan financing charges and closing costs incurred in connection with the acquisition and financing of a new residence. The Executive shall provide all such expense reimbursement documentation within seventy-five (75) days of incurring such expense and the Company shall reimburse the Executive within thirty (30) days thereafter.

(k)                Expense Reimbursement. While Executive is employed by the Company hereunder, the Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities under this Agreement. Executive will provide additional documentation in the form of receipts, vouchers, invoices and the like that pertain to and further substantiate and verify any such reimbursable expense, and the receipt thereof by the Company, when requested, will be a condition precedent to payment. The Executive shall provide all such expense reimbursement documentation within seventy-five (75) days of incurring such expense and the Company shall reimburse the Executive within thirty (30) days thereafter.

5.                   Termination. Executive and the Company acknowledge that Executive’s employment with the Company is at-will, which may be terminated by the Company or Executive at any time for any reason or no reason. The provisions of Section 4(a) through and including Section 4(e) govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

(a)	Termination for Cause.

(i)                        The Company shall have the right to terminate Executive’s employment with the Company at any time for “Cause”, which shall include, but is not limited to, the following:

(A)                        Executive is convicted of or Executive pleads guilty or nolo contendere to, any felony, or Executive is convicted of, or Executive pleads guilty or nolo contendere to, any crime or offense (whether or not involving the Company or any of its affiliates) either (A) constituting a crime of moral turpitude that is punishable by imprisonment in a state or federal correction facility, or (B) involving acts of theft, fraud or embezzlement;

(B)                        Executive’s misconduct that causes material harm to the Company’s business reputation, or commission of a material act of dishonesty involving the Company or its affiliates;

(C)                        Material fraud with respect to the Company or any of its affiliates;

(D)                        a material breach by Executive of his obligations under this Agreement or any other written agreement with the Company, which Executive fails to cure within 30 days after receipt of written notice of such breach; and

(E)                        breach of the Company’s policies or procedures which causes, or could reasonably be expected to cause, material harm to the Company or its affiliates, which Executive fails to cure within 30 days after receipt of written notice of such breach.

(ii)                        If the Company terminates Executive’s employment for Cause at any time, then: (A) Executive will not be entitled to pay in lieu of notice or any other such compensation, and all compensation and benefits payable to Executive under this Agreement terminate on Executive’s date of termination, and (B) the Company agrees to pay Executive the Base Salary and benefits under Section 4(a) and Section 4(e) that have accrued as of the date of such termination.

(b)	Termination Without Cause, for Disability or Voluntary Termination.

(i)                 Executive’s employment hereunder may be terminated either by the Company without Cause or due to the Executive’s disability (as defined below) or by Executive, in which event Executive will be entitled to receive his Base Salary for each day following notice of such termination that Executive reports and is available for work until the termination date. As a professional courtesy, the Company requests that Executive provide it with ninety (90) days’ written notice of his intent to terminate employment pursuant to this Section 5(b). Likewise, where feasible, the Company will endeavor to provide Executive with reasonable notice if it chooses to terminate the employment relationship. During any such notice period, Executive agrees to supply any such transition services as the Board may direct. The Board, in its sole discretion, may direct Executive to not report to his office and/or to not perform any services for the Company during such 90-day period.

(ii)               If the Company should terminate Executive’s employment for reasons other than for Cause or due to disability, subject to the Executive’s execution of a release in form attached hereto as Exhibit A, the Company agrees to pay Executive the Base Salary under Section 4(a), any accrued bonus under Section 4(c), and any benefits under Section 4(e) and Section 4(f), for a period equal to the lesser of 24 months after termination or the remaining balance of the Term (collectively, the “Severance Payments”), paid in accordance with the Company’s standard payroll schedule and practices.

(c)	Death or Disability.

(i)       This Agreement will terminate immediately upon Executive’s death, and the Company will not have any further liability or obligation to Executive, Executive’s executors, heirs, assigns or any other person claiming under or through Executive’s estate, except that Executive’s estate will receive any accrued but unpaid Base Salary, any accrued but unpaid bonus amounts, and all benefits through the date of death.

(ii)       The Company will have the right to terminate this Agreement if Executive becomes disabled. The term “disabled” means any disability that qualifies as a disability under any long-term disability plan of the Company then in effect or, absent such a plan, Executive’s inability, due to physical or mental ill health, to perform substantially all of the duties prescribed to him in the context of Executive’s employment, on a full time basis and in a professional, competent, and consistent manner, for one hundred twenty (120) days during any one hundred eighty (180) day period irrespective of whether or not such days are consecutive.

(d)    Change of Control Transaction. Notwithstanding any provision of this Section 5 to the contrary, if the Company (or its successor) terminates the employment of Executive upon or at any time in connection with a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A (as defined below (each, a “Change of Control Transaction”)), subject to the Executive’s execution of a release in the form of Exhibit A attached hereto, the Executive shall be entitled to the following severance payments and benefits upon such termination: (i) a lump sum cash payment, within 30 days after termination, equal to 24 months of the Executive’s then-current base salary; (ii) a lump sum cash payment, within 30 days after termination, equal to a pro-rated amount of his/her target annual bonus for the year immediately preceding the termination; (iii) payment of the full amount of all premiums for continued health benefits (including COBRA) under the Company’s health plans for a period of 12 months following the termination; and (iv) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive. In each case such amounts shall be less payroll taxes and withholding required by any federal, state or local law.

6.                   Non-Disclosure of Confidential Information. Executive acknowledges and agrees that, during the Term, he may have access to and become familiar with various trade secrets and other confidential or proprietary information of the Company including, but not limited to, the Company’s existing and contemplated services and products, documentation, technical data, contracts, business and financial methods, practices and plans, costs and pricing, lists of the Company’s customers, prospective customers and contacts, suppliers, vendors, consultants and employees, methods of obtaining customers, suppliers, vendors, consultants and employees, financial and operational data of the Company’s present and prospective customers, suppliers, vendors, consultants and employees and the particular business requirements of the Company’s present and prospective customers, suppliers, vendors, consultants and employees, marketing and sales literature, records, software, diagrams, source code, object code, product development, trade secrets; and the Company’s techniques of doing business, business strategies and standards (including all non-public information of the Company, collectively, the “Confidential Information”). Executive expressly agrees not to disclose any Confidential Information, directly or indirectly, nor use Confidential Information in any way, either during the Term or at any time thereafter, except as required in the course of his employment with the Company. Specifically, during the Term or engagement of Executive by the Company and thereafter, Executive (i) shall maintain the Confidential Information in strict confidence; (ii) shall not disclose any Confidential Information to any person or other entity; (iii) shall not use any Confidential Information to the detriment of the Company and for the benefit of Executive or any other person or entity; (iv) shall not authorize or permit such use or disclosure; and (v) shall comply with the policies and procedures of the Company regarding use and disclosure of Confidential Information. All files, papers, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company and Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall at all times remain the exclusive property of the Company and such items and all copies thereof shall be returned to the Company at Company’s request or upon the expiration or termination of Executive’s employment. In connection with his termination of employment with the Company, Executive will cooperate with the Company in completing and signing a termination statement or affidavit in the form proscribed by the Company, which will contain Executive’s certification that he has no tangible Confidential Information in his possession.

7.                   Ownership of Intellectual Property. To the extent that Executive, alone or with others, develops, makes, conceives, contributes to or reduces to practice any intellectual property related to the duties of Executive hereunder or which results in any way from Executive using the resources of the Company, during the period of Executive’s employment with the Company, whether or not during working hours, such intellectual property is and shall be the sole and exclusive property of the Company.

To the extent any such intellectual property can be protected by copyright, and is deemed in any way to fall within the definition of “work made for hire” as such term is defined in 17 U.S.C. §101, such intellectual property shall be considered to have been produced under contract for the Company as a work made for hire. In any event, and regardless of whether such intellectual property is deemed to be a “work made for hire”, Executive shall disclose any and all such intellectual property to the Company and does hereby assign to the Company any and all right, title and interest which Executive may have in and to such intellectual property. Upon the Company’s request at any time, including any time after termination of Executive’s employment, Executive shall execute and deliver to the Company such other documents as the Company deems necessary to vest in the Company the sole ownership of and exclusive worldwide rights in and to, all of such intellectual property.

8.                   Miscellaneous.

(a)                Notices. All notices under this Agreement shall be sent and deemed duly given when posted in the United States first-class mail, postage prepaid to the addresses set forth below such party’s signature on the signature page of this Agreement. These addresses may be changed from time to time by written notice to the appropriate party. For the avoidance of doubt, no notice provided by Executive to himself as an officer or employee of the Company will be effective to provide notice to the Company, and no notice from Executive as an officer or employee of the Company to himself under this Agreement will be effective to provide notice to Executive.

(b)                Assignment. This Agreement is binding upon the Company and Executive and may not be assigned by either of them without the prior written consent of the other party.

(c)                No Waiver. The failure of either the Company or Executive to object to any conduct or violation of any of the covenants made by the other under this Agreement will not be deemed a waiver of any rights or remedies. No waiver of any right or remedy arising under this Agreement will be valid unless set forth in an appropriate writing signed by both the Company and Executive.

(d)                Entire Agreement. This Agreement constitutes the entire understanding between the Company and Executive, and supersedes all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between the Company and Executive, relating to the subject matter of this Agreement.

(e)                No Oral Modifications. No alterations, amendments, changes or additions to this Agreement will be binding upon either the Company or Executive unless reduced to writing and signed by both the Company (by an officer specifically designated in writing by the Board) and Executive.

(f)                 Severability. The covenants, provisions and sections of this Agreement are severable, and if any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect. This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of the Company and Executive in executing this Agreement.

(g)                Survival. Provisions of this Agreement which by their nature are intended to survive termination of Executive’s employment with the Company or expiration of this Agreement will survive any such termination or expiration of this Agreement, including but not limited to Section 4 through and including Section 8.

(h)                Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the choice of laws principles thereof.

(i)                 Jurisdiction; Venue. Each of the parties hereto by its execution hereof:

(i)       irrevocably submits to the jurisdiction of any state court located in the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or the subject matter hereof, and agrees that any state and federal court serving Wilmington, Delaware will be deemed to be a convenient forum; and

(ii)       waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court.

The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to this Agreement is reasonably calculated to give actual notice.

(j)                 Headings. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

(k)                Advice of Counsel and Construction. The parties acknowledge that all parties to this Agreement have been represented by counsel, or had the opportunity to be represented by counsel of their choice. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties.

(l)                 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile, e-mail or other electronic means, any of which will be as fully binding as an original document.

(m)              Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. If, nonetheless, this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A. Nevertheless, notwithstanding any other provision of this Agreement to the contrary, none of the Company or any of its affiliates shall be directly or indirectly liable for any failure of any payment made pursuant to this Agreement to comply with, or be exempt from, Section 409A.

(Signatures on following page.)

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS CONSULTED WITH AN ATTORNEY OF HIS CHOOSING TO THE EXTENT EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THE AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have each executed this Employment Agreement effective as of the date first above written.

COMPANY:		EXECUTIVE:

iBio, Inc.

By:	/s/ Robert B. Kay	/s/ Thomas F. Isett
Name	Robert B. Kay	Thomas F. Isett, Individually
Title:	Chief Executive Officer

Address:	Address:

600 Madison Avenue
Suite 1601
New York, NY 10022-1737

with a copy to:		with a copy to:

Andrew Abramowitz, PLLC		Miles & Stockbridge
565 Fifth Avenue		100 Light Street
9th Floor		Baltimore, MD 21202
New York, New York 10017		Attention:	Joseph Ward
Attention:	Andrew Abramowitz

Exhibit A

Form of Waiver and Release

Pursuant to that certain Employment Agreement, dated as of March 10, 2020 (the “Employment Agreement” between iBio, Inc., a Delaware corporation (the “Company”) and me, and in consideration of the payments and other benefits to be made to me (the “Benefits”) pursuant to the Employment Agreement, which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Company from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company; provided, however, that this Waiver and Release will not apply to any claim or cause of action to enforce or interpret any provision contained in the Employment Agreement.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 45 days from the day I received a copy of this Waiver and Release to sign it.

In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company, and (2) knowingly and voluntarily waive all claims and release the Company from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Employment Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Employment Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Employment Agreement set forth the entire understanding and agreement between me and the Company concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by [the following information is to be inserted at the time of termination of execution of this Release:] [Name], [Title], [Company] [Address, City, State ZIP], in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date	Employee’s Social Security Number